EXHIBIT 99.01

EASTMAN CHEMICAL COMPANY AND SUBSIDIARIES

Supplemental Business Segment Information

1999 Change from 1998

	Third Quarter		First Nine Months
	% Change		% Change
	Sales	Operating	Sales	Operating
	Revenue	Earnings(1)	Revenue	Earnings(1)

SPECIALTY & PERFORMANCE SEGMENT	7%	(31)%	(1)%	(23)%

Products primarily included:
Specialty plastics	8%	—	(1)%	—
Performance chemicals	5%	Nm	–%	—
Fine chemicals	(5)%	—	(10)%	—
Fibers	(14)%	—	(13)%	—
Coatings, inks & resins	33%	-	16%	-

CORE PLASTICS SEGMENT	3%	(100)%	(7)%	>(100)%

Products primarily included:
Container plastics	1%	—	(7)%	—
Flexible plastics	12%	Nm	(3)%	††

CHEMICAL INTERMEDIATES
SEGMENT	2%	(74)%	(6)%	(52)%

Products primarily included:
Industrial intermediates	2%	—	(6)%	—

TOTAL EASTMAN	5%	(47)%	(3)%	(45)%

(1)	0	=	Change of approximately 0 – 2%(+ or-)
	†	=	Increase of approximately 2 – 10%
	††	=	Increase of greater than 10%
	–	=	Decrease of approximately 2 – 10%
	—	=	Decrease of greater than 10%
	Sm	=	Negligible change in dollar amount
	Nm	=	Not meaningful

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